Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362
NEWSRELEASE
Teledyne Announces Preliminary First Quarter Results

THOUSAND OAKS, Calif. – April 6, 2020 – Teledyne Technologies Incorporated (NYSE:TDY) commented today on preliminary results for the first quarter of 2020.

No company is immune to global economic challenges. However, Teledyne’s business portfolio is exceptionally well-balanced across end markets and geographies, and includes a high degree of businesses serving critical infrastructure sectors such as the defense industrial base, water and wastewater, and healthcare and public health.

“Our first priority is the health and safety of our employees and their families,” said Robert Mehrabian, Executive Chairman. “Employees whose tasks can be done offsite have been instructed to work from home. Over the last few weeks, over one-third of Teledyne’s employees have been working remotely. Nevertheless, our senior management and all of our manufacturing sites remain operating given the critical Teledyne products supplied to our customers. For the safety of our workforce, we continue social distancing, enhanced cleaning protocols and usage of personal protective equipment, where appropriate.”

Notwithstanding unprecedented turmoil in the global economy and capital markets, Teledyne’s management expects to achieve record first quarter sales and GAAP earnings per diluted share. Sales are expected to increase over 5%, including positive organic growth, to approximately $785 million. In addition, including certain restructuring and other pretax charges totaling $9.4 million, but excluding one potential non-recurring charge discussed below, Teledyne’s management expects first quarter GAAP earnings per diluted share to increase to $2.10 to $2.15, compared with $2.02 in the first quarter of 2019. Orders also exceeded sales in each month of the first quarter, resulting in record backlog of approximately $1.8 billion.

However, given likely reductions in customer capital expenditures, we currently expect a substantial change in demand in the second quarter for some of Teledyne’s commercial businesses, especially those serving North America and Europe-based customers. While still assessing its outlook for the balance of 2020, Teledyne has begun a number of cost reduction actions and will provide additional commentary at the company’s regularly scheduled earnings release on the morning of April 22, 2020. Due to the current environment, Teledyne’s full year earnings outlook will decrease from the prior outlook issued January 22, 2020.

Teledyne’s balance sheet remains exceptionally strong, with a leverage ratio of 1.4x, approximately $230 million of cash and cash equivalents and over $600 million available under our credit facility maturing in 2024.

Teledyne is considering a pretax charge of approximately $40 million related to certain accounts receivable and inventory as a result of the bankruptcy of OneWeb Global Limited and affiliates (OneWeb). Teledyne’s customer, Airbus OneWeb Satellites, LLC (AOS), a joint venture of OneWeb and Airbus Defense and Space, has not declared bankruptcy. However, Teledyne may establish a reserve for accounts receivable and inventory, as well as accrue for other additional AOS-related expenses.

Separately, on Friday, April 3, Teledyne issued a statement via Form 8-K that it has been in advanced discussions to acquire Photonis International SAS and affiliates for approximately $550 million.

About Teledyne
Teledyne is a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. Teledyne’s operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne’s website at www.teledyne.com.

Forward-Looking Information Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, acquisitions, product sales, capital expenditures, pension matters, stock option compensation expense, our credit facility, interest expense, severance and relocation costs, taxes, exchange rate fluctuations, and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.

Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; the spread of the COVID-19 virus resulting in production, supply, contractual and other disruptions, including facility closures and furloughs; customer and supplier bankruptcies; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures; impacts from the United Kingdom’s exit from the European Union; uncertainties related to the policies of the U.S. Presidential Administration; the imposition and expansion of, and responses to, trade sanctions and tariffs; and threats to the security of our confidential and proprietary information, including cyber security threats. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could further negatively affect our businesses that supply the oil and gas industry. Disruptions from the production delay of Boeing’s 737 Max aircraft and increasing fuel costs will negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company's pension assets.

Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.

While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign government policy changes or actions and exchange rate fluctuations.

We continue to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While we believe our control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.

Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2019 Annual Report on Form 10-K. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.

Contact:	Jason VanWees (805) 373-4542

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